UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)
Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas	77515
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2008, Benchmark Electronics, Inc. (the Company) issued a press release announcing the appointment of Clay C. Williams to the Board of Directors of the Company effective October 10, 2008 as an independent director. Mr. Williams serves as Senior Vice President and Chief Financial Officer of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers. He served as the Chief Financial Officer of Varco International, Inc. prior to Varco’s merger with National-Oilwell. Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for more than 20 years. Mr. Williams received a B.S. degree in Civil/Geological Engineering from Princeton University and a MBA from the University of Texas at Austin.

At a special meeting of the Board of Directors held on October 10, 2008, the Board appointed Mr. Williams to serve as a director and as a member of the Company’s Audit Committee and Compensation Committee until the next Annual Meeting of Shareholders planned for May 2009. Mr. Williams will receive compensation as a non-employee director as described in the Company’s Proxy Statement dated March 28, 2008. On October 10, 2008, Mr. Williams received a stock option grant to purchase 10,000 Common Shares of the Company under the Company’s 2002 Stock Option Plan for Non-Employee Directors with an exercise price of $10.27 and a term of 10 years.

The press release announcing the appointment of Mr. Williams is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
Exhibit 99.1 Press release dated October 13, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: October 15, 2008	By:	/s/ DONALD F. ADAM
Donald F. Adam
Chief Financial Officer